Exhibit 10.24

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of June 11, 2021 (this “Agreement”), by and among the lenders listed on the signature pages hereto (each, a “New Lender”), SOFTWARE LUXEMBOURG INTERMEDIATE S.À R.L., a private limited liability company (société à responsabilité limitée), with registered offices at 17, Boulevard F.W. Raiffeisen, L - 2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés) under number B246231 (“Holdings”), SOFTWARE LUXEMBOURG ACQUISITION S.À R.L., a private limited liability company (société à responsabilité limitée), with registered offices at 17, Boulevard F.W. Raiffeisen, L - 2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés) under number B246282 (the “Parent Borrower”) and Skillsoft Corporation, a Delaware corporation (the “U.S. Subsidiary Borrower”), as a borrower (the U.S. Subsidiary Borrower, together with the Parent Borrower, the “Borrowers”).

RECITALS:

WHEREAS, reference is hereby made (a) to the Senior Secured Second Out Term Loan Credit Agreement dated as of August 27, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “SO Credit Agreement”), among Holdings, the Borrowers, the several banks and other financial institutions from time to time party thereto, and Wilmington Savings Fund Society, FSB (“WSFS”), as Administrative Agent and Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the SO Credit Agreement), (b) that certain Agreement and Plan of Merger, dated as of October 12, 2020 (the “Acquisition Agreement”), by and among Churchill Capital Corp II (the “Acquiror”), Magnet Merger Sub, Inc. and Albert DE Holdings Inc. (“Parent”) and (c) that certain Restructuring Support Agreement, dated as of October 12, 2020 (the “RSA”), by and among Albert US Holdings, Inc. (“Albert US”), certain affiliates of Albert US named therein as Company Parties, Parent and each of the Supporting Creditors named therein; and

WHEREAS, each New Lender is a lender under that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “GK Credit Agreement”), among GK Holdings, Inc., Albert US, certain subsidiaries of GK Holdings, Inc. (collectively, together with their subsidiaries and affiliates, the “GK Entities”) the lenders parties thereto, and Credit Suisse AG, Cayman Islands Branch (“CS”), as administrative agent and collateral agent; and

WHEREAS, in connection with the Restructuring (as defined in the RSA), (i) certain of the GK Entities will be joined as New Credit Parties (as defined in the RSA) to the security documents in connection with the SO Credit Agreement substantially concurrently with the execution of this Agreement, (ii) the Parent Borrower wishes to incur New Term Loans from the New Lenders on substantially the same terms as the Initial Term Loans, subject to the terms and conditions of the SO Credit Agreement, and (iii) in partial satisfaction of the obligations under, and in connection with the termination of, the GK Credit Agreement, the New Lenders wish to be deemed to have funded such New Term Loans as described herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Lender party hereto hereby agrees to be deemed to have committed its respective New Term Loan Commitment as set forth on Schedule A annexed hereto, and to be deemed to have funded its New Term Loans (the “GK Joinder Incremental Term Loans”) on the terms and subject to the conditions set forth below.

Each New Lender represents, warrants and agrees that (i)(A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the SO Credit Agreement in respect of the GK Joinder Incremental Loans, and (B) neither its execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby conflict with such New Lender’s organizational documents or material contracts or with any applicable law, (ii) it has received a copy of the SO Credit Agreement, the other Credit Documents, and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) it has and will, independently and without reliance upon the Administrative Agent, the Collateral Agent, CS as administrative agent and collateral agent under the GK Credit Agreement, any other New Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking action under the SO Credit Agreement; (iv) it appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the SO Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, and agrees that CS as administrative agent under the GK Credit Agreement shall bear no responsibility for any actions taken or omitted to be taken by the Administrative Agent under the SO Credit Agreement; and (v) it will perform in accordance with their terms all of the obligations which by the terms of the SO Credit Agreement are required to be performed by it as a New Lender.

CS as administrative agent under the GK Credit Agreement and any of its affiliates (each of the foregoing, an “Agent-Related Person”), shall not be liable to any other party to the GK Credit Agreement or any of their respective affiliates, equity holders or debt holders for any losses, costs, damages or liabilities incurred, directly or indirectly, as a result of any Agent-Related Person, or their counsel or other representatives, taking any action in accordance with this Agreement or by executing this Agreement.

Each New Lender hereby agrees to be deemed to have committed its respective New Term Loan Commitment on the following terms and conditions:

1.	Single Class of Term Loans With Initial Term Loans. The GK Joinder Incremental Term Loans shall constitute part of, and shall be added to, the outstanding principal amount of Initial Term Loans (which increase shall be deemed made on the Incremental Closing Date), shall be treated as a single Class of Term Loans with the Initial Term Loans incurred on the Closing Date for all purposes, including for purposes of any assignments of Term Loans and shall be subject to the terms and conditions thereof (including interest rates, interest rate floors, interest rate margins, Interest Periods, amortization, pro rata payments, prepayment terms (including, with respect to mandatory prepayments, on a pro rata basis with all other Term Loans), and final maturity) (but for the avoidance of doubt, the GK Joinder Incremental Term Loans shall bear interest from the Incremental Closing Date and not from the Closing Date), including, without limitation:

(a)	Applicable Margin. The Applicable Margin for ABR Loans or for Eurocurrency Loans, as applicable, for each GK Joinder Incremental Term Loan shall be the same as such for the Initial Term Loans.

(b)	Principal Payments. The Parent Borrower shall make principal payments on the GK Joinder Incremental Term Loans in installments on a quarterly basis in the same manner, and at the same times, as those installments for the Initial Term Loans. For the avoidance of doubt, the Parent Borrower acknowledges that after giving effect to the incurrence of the GK Joinder Incremental Term Loans, (A) the principal amount payable pursuant to Section 2.5(b)(i) of the SO Credit Agreement for the fiscal quarters ending after the Incremental Closing Date and prior to April 30, 2022, equals $1,125,250.63 in the aggregate for each such fiscal quarter (which is the principal payment payable with respect to all Initial Term Loans (taking into account the original principal amount of the GK Joinder Incremental Term Loans and all other Incremental Term Loans, if any, incurred on or prior to the Incremental Closing Date and fungible with the Initial Term Loans)) and (B) the principal payments payable pursuant to Section 2.5(b)(ii) of the SO Credit Agreement with respect to the Initial Term Loans shall be calculated taking into account the original principal amount of the GK Joinder Incremental Term Loans and all other Incremental Term Loans, if any, incurred on or prior to the Incremental Closing Date and fungible with the Initial Term Loans.

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As of the date hereof subject to the terms and conditions hereof and after giving effect to this Agreement, each New Lender agrees that (i) there shall be an automatic adjustment to the Commitment in respect of the Initial Term Loans of each Lender who owns any outstanding Initial Term Loans and who is also a New Lender, in order to reflect such Lender’s portion of the GK Joinder Incremental Term Loans (but without any reduction to the aggregate amount of the Initial Term Loans and GK Joinder Incremental Term Loans due and owing to such Lender) and (ii) the parties hereto agree that the Administrative Agent, in accordance with its policies and procedures, shall make such adjustments to the Register as are necessary to reflect the GK Joinder Incremental Term Loans reflected in Schedule A. For purposes of any assignments and any trades related thereto, the Administrative Agent is hereby directed to cause the GK Joinder Incremental Term Loans to be assigned the same CUSIP number as the other Initial Term Loans and the undersigned Borrowers and New Lenders acknowledge and agree that the GK Joinder Incremental Term Loans shall be fungible with the Initial Term Loans and be assignable accordingly.

The New Lenders (or their counsel) or the Parent Borrower (or its counsel) agree to deliver Schedule A to be attached hereto and such information as the Administrative Agent may reasonably request to the Administrative Agent on or prior to the Incremental Closing Date. The New Lenders and the Borrowers agree that the Administrative Agent may conclusively rely on Schedule A delivered to it pursuant to the foregoing and shall not be liable with respect thereto.

Notwithstanding anything herein or in the SO Credit Agreement or any other Credit Document to the contrary, in the event that the Incremental Closing Date is a date other than the first day of an Interest Period, then the payment of the accrued and unpaid interest up to the Incremental Closing Date on the outstanding Initial Term Loans incurred on the Closing Date (the “Special Interest Amount”) shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 1:00 p.m. (New York City time) on the Incremental Closing Date. The Administrative Agent is hereby authorized and directed to cause the Special Interest Amount received by it from the Borrowers to be distributed ratably to the Lenders entitled thereto. For the avoidance of doubt, the Interest Period and the interest rate related to such Interest Period for the Initial Term Loans incurred on the Closing Date shall not be affected by such payments.

The Administrative Agent is hereby authorized and directed to take such administrative and ministerial actions (including revising the global commitment amount) to reflect the GK Joinder Incremental Term Loans in the Register and in ClearPar and any other loan settlement systems, in accordance with its policies and procedures related thereto.

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2.	Proposed Borrowing. This Agreement represents a request by the Parent Borrower to be deemed to have borrowed GK Joinder Incremental Term Loans from the New Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: June 11, 2021.

(b)	The Borrower to which such GK Joinder Incremental Term Loans will be available: The Borrowers.

(c)	The currency in which such GK Joinder Incremental Term Loans will be borrowed: Dollars.

(d)	Amount of Proposed Borrowing: $20,000,000.00.

(e)	Interest rate option: Eurocurrency Loans with an initial Interest Period ending on the same date as the Interest Period currently in effect for the Initial Term Loans.

3.	New Lenders. Each New Lender (that is not already a Lender) acknowledges and agrees that upon its execution of this Agreement and the making of GK Joinder Incremental Term Loans, such New Lender shall become a “Lender” under, and for all purposes of, the SO Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms and conditions thereof, and shall perform all the obligations of and shall have all rights and remedies of a Lender thereunder.

4.	Parent Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Parent Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Parent Borrower and not in his or her individual capacity, that (i) no Event of Default under Section 11.1(a) or Section 11.1(e) exists on the date hereof, before or after giving effect to the Merger (as defined in the RSA), the Restructuring, the New Credit Agreements (as defined in the RSA), the New Term Loan Commitments and the GK Joinder Incremental Term Loans contemplated hereby, (ii) this Agreement, the New Term Loan Commitments and the GK Joinder Incremental Term Loans contemplated hereby comply with the terms and conditions of the SO Credit Agreement, including Section 2.14 thereof and (iii) the SO Credit Agreement has not been amended, modified or supplemented since the date of Amendment No. 1.

5.	Additional Conditions. The New Lenders and the Borrowers agree that the effectiveness of the GK Joinder Incremental Term Loans under the New Term Loan Commitments are subject to the following conditions (such date of effectiveness, the “Incremental Closing Date”):

(a)	The Acquisition shall be consummated on the terms described in the Acquisition Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the New Lenders (in their capacities as such, taken as a whole) unless it is approved by the Required Consenting Second Lien Lenders (as defined in the RSA).

(b)	Since the Agreement Date (as defined in the Acquisition Agreement (as in effect on the date of the RSA, as amended, restated, supplemented or otherwise modified to the extent not prohibited thereby)), there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement (as in effect on the date of the RSA, as amended, restated, supplemented or otherwise modified to the extent not prohibited thereby)).

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(c)	In each case, subject to the last paragraph of this Section 5, (x) the execution of Supplement No. 1 to the Guarantee (as defined in the SO Credit Agreement) by the New Credit Parties and (y) execution of Supplement No. 1 to the U.S. Pledge Agreement (as defined in the SO Credit Agreement) and Supplement No. 1 the U.S. Security Agreement (as defined in the SO Credit Agreement) by the New Credit Parties organized in the United States (such agreements in clauses (x) and (y), together with this Agreement, the “Incremental Joinder Agreements”).

(d)	The Administrative Agent and Lenders shall have received (i) a certificate dated as of the Incremental Closing Date and signed by an Authorized Officer of a Borrower confirming (x) that the Specified Representations (as defined below) are true and correct in all respects and (y) compliance with clause (b) of this Section 5 and clause (i) of Section 4 hereof and (ii) a certificate of each Credit Party (which shall be dated on or about the Incremental Closing Date with respect to the New Credit Parties), which shall contain appropriate attachments, including (1) a copy of the resolutions, minutes or written consents of the board of directors, the sole director or other managers, as applicable, of each Credit Party (or a duly authorized committee thereof) authorizing (x) the execution, delivery, and performance of this Agreement and the other Incremental Joinder Agreements and (y) in the case of the Borrowers, the extensions of credit contemplated hereunder, (2) the Certificate of Incorporation and By-Laws, Certification of Formation and Operating Agreement, Articles of Association or other comparable organizational documents, as applicable, of each Credit Party, as in effect on the Incremental Closing Date, (3) signature, specimen signatures and/or incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing any document to which it is a party and (4) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Credit Party.

(e)	The Administrative Agent and the Lenders shall have received a solvency certificate from an Authorized Officer of the U.S. Subsidiary Borrower (as of the Incremental Closing Date, immediately after giving effect to the Merger, the Restructuring and the New Credit Agreements) substantially in the form attached as Exhibit B to the SO Credit Agreement.

(f)	The Administrative Agent and the Lenders shall have received customary legal opinions with respect to the Credit Parties organized in the United States and the Borrowers (which, with respect to the New Credit Parties, shall only be required for those New Credit Parties organized in the United States and shall be dated on or about the Incremental Closing Date).

(g)	Receipt by the New Lenders of, with respect to (x) the Borrowers, (i) the unaudited consolidated balance sheets and related statements of income and cash flows for the fiscal quarter ended October 31, 2020, and each subsequent fiscal quarter, in each case of this clause (i), to the extent ending at least 45 days (or in the case of the fiscal quarter ending October 31, 2020, 60 days) before the Incremental Closing Date (other than any fourth fiscal quarter of a fiscal year) and (ii) the audited consolidated balance sheet and related statements of income and cash flows for the fiscal year ending January 31, 2021, to the extent such fiscal year has ended at least 120 days prior to the Incremental Closing Date and (y) the Company (as defined in the RSA), (i) the unaudited consolidated balance sheet and related statements of income and cash flows for (A) the fiscal quarter ended June 30, 2020, and (B) each subsequent fiscal quarter ending at least 50 days before the Incremental Closing Date (other than any fourth fiscal quarter of a fiscal year) and (ii) the audited combined balance sheet and related statements of income and cash flows for (A) the fiscal years ending on or about September 30, 2018 and on or about September 30, 2019 and (B) the fiscal year ending October 2, 2020, to the extent such fiscal year has ended at least 90 days prior to the Incremental Closing Date (it being acknowledged and agreed by the New Lenders that (x) the conditions specified in clauses (y)(i)(A) and (y)(ii)(A) have been satisfied as of the date hereof and (y) financials of a parent company may be delivered, with unaudited consolidating information or a reconciliation showing the differences being deemed satisfactory for purposes of satisfying this condition, and that such financial delivery may be satisfied by the filing of a 10-Q or 10-K, as applicable).

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(h)	Receipt by the New Lenders of a pro forma consolidated balance sheet of the Borrowers (after giving effect to the Acquisition) (based on the most recent financial statements for the Borrowers required to be delivered pursuant to clause (g) above) as of and for the twelve-month period ending on January 31, 2021, prepared after giving effect to the Restructuring as if the Restructuring had occurred as of such date (provided that, no such pro forma financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))).

(i)	Receipt by the New Lenders of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and, to the extent required thereby, under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) to any lender that has requested such certification (in each case of this clause (i), to the extent requested at least 10 business days prior to the Incremental Closing Date).

(j)	Disbursement by the Acquiror (or its applicable affiliate) of the Second Lien Cash Consideration (as defined in the RSA) to the Second Lien Lenders (as defined in the RSA).

(k)	Execution by the Company (or its applicable affiliate) of the payoff letters and releases (each to the extent applicable) on account of (or applicable agreement evidencing the satisfaction and discharge of obligations with respect to) the Second Lien Loan Claims (as defined in the RSA).

Notwithstanding anything in this Agreement, the RSA or any other agreement to the contrary, the only representations (and related defaults) the making or accuracy of which shall be a condition to the effectiveness of the GK Joinder Incremental Term Loans hereunder shall be the Specified Representations made by the Credit Parties in the New Loan Documents and it is understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement) is not or cannot be provided and/or perfected on the Incremental Closing Date (1) without undue burden or expense or (2) after the use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the Incremental Closing Date but shall be required to be delivered after the Incremental Closing Date in accordance with the requirements of Section 9.11, 9.12 and 9.14 of the SO Credit Agreement. For purposes of this Agreement, the “Specified Representations” means the representations of the Credit Parties in the SO Credit Agreement in Section 8.1(a), 8.2 (as it relates to organizational power and authority to enter into the Incremental Joinder Agreements, due authorization and execution of the Incremental Joinder Agreements and delivery and enforceability of each Incremental Joinder Agreement to which such Credit Party is a party), Section 8.3(c) (with respect to the Incremental Joinder Agreements), Section 8.23 (as of the Incremental Closing Date, immediately after giving effect to the Merger, the Restructuring and the effectiveness of the GK Joinder Incremental Term Loans as of the Incremental Closing Date), Section 8.5, Section 8.7, Section 8.19(a), Section 8.19(c) and Section 8.20 (as it relates to the Collateral of the New Credit Parties organized in the United States to be perfected (except as provided in the previous sentence)).

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For purposes of determining compliance with the conditions specified in this Section 5, each New Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a New Lender unless the Administrative Agent shall have received notice from such New Lender prior to the date hereof specifying its objection.

6.	Credit Agreement Governs. Except as set forth in this Agreement, the GK Joinder Incremental Term Loans and New Term Loan Commitments shall otherwise be subject to the provisions of the SO Credit Agreement and the other Credit Documents.

7.	Administrative Forms. Prior to the Incremental Closing Date, each New Lender (that is not already an existing Lender) agrees to provide to the Administrative Agent, (a) for purposes of the SO Credit Agreement, the initial notice address of such New Lender and any administrative questionnaire as the SO Credit Agreement may require, and (b) such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to the Administrative Agent pursuant to the SO Credit Agreement.

8.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

9.	Entire Agreement. This Agreement, the SO Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

10.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

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12.	Counterparts. This Agreement may be executed in counterparts (including by facsimile, other electronic transmission (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first set forth above.

[NEW LENDER SIGNATURE PAGES OMITTED]

[Signature Page to Joinder Agreement]

SOFTWARE LUXEMBOURG INTERMEDIATE S.À R.L., as Holdings

By:	/s/ Joost Mees
	Name:	Joost Mees
	Title:	Authorized Signatory

SOFTWARE LUXEMBOURG ACQUISITION S.À R.L., as a Borrower

By:	/s/ Joost Mees
	Name:	Joost Mees
	Title:	Authorized Signatory

SKILLSOFT CORPORATION, as a Borrower

By:	/s/ Ryan Murray
	Name:	Ryan Murray
	Title:	Senior Vice President, Finance

[Signature Page to Joinder Agreement]

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Lender	Type of Commitment	Commitment Amount
GK Joinder Incremental Term Loans
[ ]		$
[ ]		$
Total: $20,000,000.00